N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing
Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Diversified Capital Builder Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		2,637,466	0.03		82,894,711	5.45
Class B		47,729  	0.01		3,367,051	5.48
Class C		99,052  	0.01		7,401,722	5.45
Class I		677,602	        0.04		18,260,343	5.42